SUBSTITUTE POWER OF ATTORNEY

March 25, 2019

Under the terms of powers of attorney (each, a "Power of Attorney") previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the following individuals to, among other things, execute, deliver and file for and on behalf of the following individuals in their respective capacities as officers or directors of Schneider National, Inc. (the "Company") any Forms 3, 4 or 5, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder:

Stephen L. Bruffett
Mary P. DePrey
Shaleen Devgun
Thomas A. Gannon
James R. Giertz
Adam P. Godfrey
Robert W. Grubbs
Norman E. Johnson
Christopher B. Lofgren
Steven J. Matheys
Mark B. Rourke
Amy G. Schilling
Daniel J. Sullivan
James L. Welch
Kathleen M. Zimmermann

In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints each of Nicholas O. Anderson and Sarah E. Klaver as substitute attorney-in-fact, on behalf of each individual named above, with the power to exercise and execute all of the powers granted to or conferred upon the undersigned in the original Power of Attorney.

This Substitute Power of Attorney shall become effective as of the date first written above and shall remain in full force and effect with respect to each named individual until the named individual is no longer required to file Forms 3, 4 and 5 with respect to the named individual's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned or by the named individual in a signed writing delivered to the substitute attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed on the date first written above.

/s/ Paul J. Kardish__________________
Paul J. Kardish
Attorney-in-Fact